Exhibit 99.1

GBA News
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December 14, 2006                                FOR FURTHER INFORMATION
                                                 Hank Parry/Media;
                                                 Al Waddill/Investor Information
                                                 Groen Brothers Aviation, Inc.
                                                 801/973-0177

              GROEN BROTHERS AVIATION AND THE GOVERNMENT OF ARAGON,
                     SPAIN SIGN MEMORANDUM OF UNDERSTANDING
                              TO FORM JOINT VENTURE

         Salt Lake City, Utah - December 14, 2005 - Groen Brothers Aviation, Inc., (stock symbol "GNBA") based in Salt Lake City, Utah, announced today that the government of Aragon, Spain has signed a Memorandum of Understanding with Groen Brothers Aviation (GBA) to form a joint venture (JV) to complete FAA certification, production, marketing, and delivery of GBA's Hawk 5 Gyroplane, a five place turboprop vertical takeoff and landing aircraft based upon GBA's original Hawk 4 design. The intent of the parties is that the JV will acquire from GBA for an as yet undisclosed sum, the Hawk 5 program including its derivative gyroplane aircraft designs and technologies, fund GBA to complete FAA certification of the Hawk 5 Gyroplane in the United States, commence setting up new as well as re-establishing existing Hawk Gyroplane dealerships throughout the world, while taking advance orders, and build and operate a factory in Aragon, Spain for world wide deliveries.

         "Negotiations are still underway and will yet take some time for agreements to be in place, assuming negotiations are successful," said David Groen, President & CEO of Groen Brothers Aviation, Inc. "The gyroplane, originally called `Autogiro', the world's first successful rotorcraft, was invented in Spain in 1923 by Spanish engineer and airplane designer Juan de la Cierva. Cierva's inventions for the Autogiro provided the solution for dissymmetry of lift that the helicopter world has used ever since. It is entirely fitting that autorotative flight's full emergence into the modern world be completed in Spain."

         Carlos de la Cierva, Juan's great grand nephew and Secretary General of the Juan de la Cierva Foundation, said "We are indeed pleased to have the opportunity to help the Groen Brothers' dream come to fruition. We have long believed that GBA has the answer to modern autorotative flight with their Hawk series gyroplanes."

         J. Manuel Lacarte, representing the Government of Aragon, said "We have high hopes that the Hawk Gyroplane program will come to Spain. We are optimistic that an agreement can be reached. We believe that no other organization in the world has the capability of Groen Brothers Aviation. Their long effort has truly resulted in a technological success."

         The MOU calls for the Spanish team to provide GBA with Aragon's offer by the end of January, 2007, until which time, other potential offerors will be put on hold.

About Groen Brothers Aviation, Inc.

         Groen Brothers Aviation, Inc. (GBA) has been developing gyroplane technology since 1986 and is recognized as the world's leading authority on autorotative flight. GBA developed the world's first commercially viable modern gyroplane - the first "autogiro" to utilize a jet engine - the Hawk 4 Gyroplane powered by a Rolls-Royce gas turbine engine. The Hawk 4 was used extensively for security aerial patrol missions during the 2002 Winter Olympics in Salt Lake City.

         Through its American Autogyro division, the GBA has also developed and is selling a smaller kit gyroplane, the two seat "SparrowHawk II," and is offering this aircraft as a safe, extremely economical Airborne Patrol Vehicle
(APV) for law enforcement and other government applications. GBA is also developing a production two-seat gyroplane for both the "Airborne Law Enforcement" and the "Light Sport Aircraft" (LSA) markets. The Company continues to develop an international and nationwide dealership network for the sale of these products.

         GBA announced in October, 2005 that the US Defense Advanced Research Projects Agency (DARPA) selected a GBA-led team to design a proof of concept high speed, long range, vertical takeoff and landing (VTOL) aircraft designed for use in Combat Search and Rescue roles. Phase one of this potentially multi-year $40 million four phase program, began with a fifteen month $6.4 million award to develop the preliminary design and perform key technology demonstrations. This modern rotorcraft, named by DARPA as the "Heliplane" is designed to exploit GBA's gyrodyne technology, offering the VTOL capability of a helicopter, the fast forward flight of an airplane, and the safety, simplicity and reliability of a GBA gyroplane. This aircraft type could be the next generation rotor wing aircraft, meeting economy and performance goals not considered achievable by any other type of VTOL aircraft. In August, 2006, GBA announced that DARPA had passed GBA's submission for the third Milestone of its phase one contract.

         Further  information  about the Company,  its products,  and individual
members  of  the  GBA  Team  is  available  on  the   Company's   web  site  at:
www.groenbros.com.



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Safe Harbor Statement/Forward-Looking Information Disclaimer

Certain statements in this news release by Groen Brothers Aviation are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking information is subject to risk and uncertainty. Certain statements in this Press Release may contain forward-looking information that involves risk and uncertainty, including but not limited to, the Company's ability to fund ongoing operations and to complete its obligations under the government contract and its other ongoing commitments. Future results and trends depend on a variety of factors, including the Company's successful execution of internal performance plans and agreements; product development and performance; risks associated with regulatory certifications of the Company's commercial aircraft by U.S. and foreign governments; government bid and funding availability uncertainty; other regulatory uncertainties; performance issues with key suppliers and subcontractors; governmental export and import policies; and the ability to adequately finance operations including meeting its debt obligations, fund manufacturing and delivery of products.














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